Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made and entered into as of August 14, 2020, (the “Effective Date”) by and between, between WHITE RIVER E&P LLC, a Texas Limited Liability Company (the “Buyer”), ECOARK HOLDINGS, INC. a Nevada Corporation (the “Parent”), and RABB RESOURCES, LTD, a Louisiana business corporation (the “Seller”), which is owned one hundred percent (100%) by Claude Rabb as the sole owner (the “Owner”), (Seller and Owner together, the “Sellers”, Buyer and Parent, together the “Buyers”, and Sellers and Buyers together, the “Parties”).

This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets and assume certain of the liabilities of the Sellers.

Now, therefore, in consideration of the premises and the mutual covenants, agreements and provisions herein contained, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1. Purchase and Sale of Assets. Subject to the terms and conditions contained in this Agreement, the Sellers shall sell, convey, transfer, assign and deliver or cause to be sold, conveyed, transferred, assigned and delivered to the Buyer, and the Buyer will purchase from the Sellers, the Acquired Assets (as hereinafter defined). The term “Acquired Assets” means all of the Sellers’ right, title, and interest in and to all of the Sellers’ assets listed in Article 1.1(a) – 1.1(h) herein below:

(a) all of those physical assets listed on Schedule 1.1(a);

(b) all intangible assets and intellectual property and know how related to such assets including without limitation all oil and gas mineral leases, working interests, overriding royalties, trademarks, service marks, trade names, trade dress, logos, common law rights and all goodwill, in each case whether registered or not, associated in any way with such assets, and including without limitation all of the registered intellectual property and/or applications listed on Schedule 1.1(b);

(c) all customer lists, contact information, third party vendor information, marketing, sales, prospect and pipeline information, all pricing and cost information, financial records, and all other books, lists, files and other records relating to such assets listed on Schedule 1.1(c);

(d) all contracts listed on Schedule 1.1(d);

(e) all domain names and URLs used in connection with such assets, including without limitation those listed on Schedule 1.1(e);

(f) all permits, licenses or similar authority to conduct the Sellers business as currently conducted, including without limitation those listed on Schedule 1.1(f);

(g) all causes of action, claims, warranties, guaranties, refunds, rights of recovery and set off of every kind and character including without limitation rights and claims against suppliers, customers and other persons or entities; and

(h) to the extent not covered by the foregoing, all property and rights that are used or intended to be used in connection with the foregoing; and

(i) Various of the Acquired Assets, at the discretion of the Buyer, will also require a specific Assignment and Bill of Sale to convey assets to allow the recording of the conveyance at the federal, state, county, parish, and/or city level as listed on Schedule 1.1(i).

1.2. Assumption of Liabilities. The Buyer shall assume and become responsible for, those liabilities and obligations of the Sellers associated with the assigned contracts listed on Schedule 1.1(d) and such other liabilities identified on Exhibit B including exhibits thereto (the “Assumed Liabilities). The Buyer shall not assume or become responsible for, any other liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, and whether claims with respect thereto are asserted before or after the date hereof) of the Sellers or related to the Acquired Assets.

1.3. Purchase Price. The price to be paid by the Buyer for the Acquired Assets (which the Parties agree have a fair market value of $3,500,000), shall be (A) $1,500,000 in cash consideration, to be paid directly to either the Seller or the Owner at the Owner’s discretion, less the outstanding principal and interest of any and all advances made from the Parent to the Sellers prior to the Effective Date directly or indirectly related to the Senior Secured Promissory Note executed between the Seller and White River Holdings Corp (the “Parent’s Subsidiary”) on June 18, 2020, and (B) $2,000,000 in restricted common stock of the Parent with the number of shares ___________1 as calculated by the closing share price on the date of the Agreement to be issued to the Parent’s transfer agent in the name of the Seller or the Owner, at the Owner’s discretion. The “Gross Purchase Price” is calculated as the fair market value of the gross cost of the Acquired Assets on the Effective Date. The “Net Purchase Price” is calculated as the fair market value of the gross cost of the Acquired Assets on the Effective Date less the outstanding principal and interest of any and all advances made from the Parent to the Sellers prior to the Effective Date directly or indirectly related to the Senior Secured Promissory Note executed between the Seller and Parent’s Subsidiary on June 18, 2020. The “Cash Due at Closing” is the calculation of the cash consideration of $1,500,000 less the outstanding principal and interest of any and all advances made from the Parent to the Sellers prior to the Effective Date directly or indirectly related to the Senior Secured Promissory Note executed between the Seller and Parent’s Subsidiary on June 18, 2020. See Schedule 1.4(a) for the calculation of and values associated with the Gross Purchase Price, Net Purchase Price, and Cash Due at Closing.

[1]	For example, if the closing share price of the Parent, OTC: ZEST, is $2.00 on the date of the Effective Date of the Agreement, then the Buyer would issue $2,000,000 / $2.00, or 1,000,000 shares of common stock of the Parent to the Buyer or Owner at closing.

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1.4. Other Deliveries Upon Execution of this Agreement. Simultaneously with the execution of this Agreement:

(a) The Sellers shall execute and deliver to the Buyer a Bill of Sale in a form mutually agreed upon by the Parties and such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets, such Bill of Sale to be in substantially the form of Exhibit A hereto; and

(b) The Buyer shall execute and deliver to the Sellers an instrument of assumption in substantially the form attached hereto as Exhibit B and such other instruments as the Sellers may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities; and

(c ) the Sellers shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets; and

(d) the Buyer shall deliver to the Sellers for cancellation any originals of the Notes and Other Obligations in its possession (if any) for cancellation.

1.5. Further Assurances. At any time and from time to time after the date hereof, at the request of the Buyer and without further consideration, the Sellers shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s rights to, title in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control thereof.

1.6. Taxes. Any transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with the sale of the Acquired Assets or this Agreement shall be paid by the Seller.

1.7. Effective Time of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall commence at such time as may be agreed to by the Parties on the Effective Date of this Agreement (the “Closing Date”) and shall be deemed to have occurred and be completed at 5:01 p.m., Central Time, on the Closing Date, unless another date or time is agreed to in writing by the Parties.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers jointly and severally represent and warrant to the Buyer that the statements contained in this Article II are true and correct as of the date of this Agreement, except as set forth in the disclosure schedules (if any) attached to this Agreement.

2.1. Organization, Qualification and Corporate Power. Seller is a business corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Louisiana. Seller is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which it is required to do so. Seller has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Seller has furnished to the Buyer complete and accurate copies of its Certificate/Articles of Incorporation and by-laws. Seller is not in default under or in violation of any provision of its Certificate/Articles of Incorporation or by-laws.

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2.2. Authority. Seller has the full right, power, capacity and authority to execute, deliver and perform this Agreement and the other agreements, documents and certificates executed and delivered by the Sellers pursuant to this Agreement (together with the Agreement, the “Seller Documents”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Sellers. This Agreement and the other Seller Documents constitute the valid and binding obligations of the Sellers, enforceable against it in accordance with the terms hereof and thereof.

2.3. Noncontravention. Neither the execution and delivery by Seller of this Agreement or the other Seller Documents, nor the consummation by such Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate/Articles of Incorporation or by-laws of Seller, (b) require on the part of a Seller any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity, except for filings (which do not require any governmental or other third party consent with respect to the transaction contemplated hereby) with respect to the Securities Act and Exchange Act, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which a Seller is a party or by which a Seller is bound or to which any of its assets is subject, (d) result in the imposition of any security interest upon any assets of a Seller (except as contemplated by this Agreement), or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to a Seller or its properties or assets.

2.4. Ownership and Condition of Assets.

(a) Except for the security interests granted with respect to the Notes and Other Obligations, the Sellers own good and marketable title to the Acquired Assets and is transferring such Acquired Assets to the Buyer at the Closing free and clear of any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first option, right of first refusal, license grants, restriction on use or any other encumbrance of any kind whatsoever.

(b) The Acquired Assets are sufficient for the conduct of Sellers’ businesses as presently conducted and as presently proposed to be conducted and constitute all assets used by the Sellers in such businesses. Each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

2.5. Intangible Assets.

(a) Schedule 1.1(c) lists all intangible assets of the Sellers including all registration with any government entity with respect thereto. All such registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Sellers.

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(b) None of the Acquired Assets violate or will violate any license or infringe or will infringe any intellectual property rights of any other party. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other person.

(c) The Sellers possess, and the Acquired Assets include, all intellectual property rights necessary to conduct the business of the Sellers as presently conducted or proposed to be conducted. Each item of the Sellers’ intellectual property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. No governmental entity or other third party has any right, title or interest in the Sellers’ intellectual property. There are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Acquired Assets, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person affecting the Acquired Assets.

(d) The Sellers have taken reasonable measures to protect the proprietary nature of their intellectual property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Sellers have complied with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Sellers, threatened against the Sellers. To the knowledge of the Sellers, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Sellers or any Subsidiary or (ii) breach of a Sellers’ security procedures wherein confidential information has been disclosed to a third person. The Sellers have actively policed the quality of all goods and services sold, distributed or marketed under each of its Trademarks and have enforced adequate quality control measures to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.

2.6. Assigned Contracts. Each contract listed on Schedule 1.1(d): (i) is legal, valid, binding and enforceable and in full force and effect; and (ii) is assignable by the Sellers to the Buyer without the consent or approval of any party and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Neither Seller is, nor, to the knowledge of the Sellers, any other party thereto, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Sellers, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Sellers or, to the knowledge of the Sellers, any other party under such agreement. There are no material performance obligations or other material liabilities to any entity under such contracts for which the Buyer will be responsible following the Closing.

2.7. Employees. The Buyer shall not be responsible or liable for any obligations relating to employees, consultants or other service providers to the Sellers, including without limitation pursuant to any employment contract, law, rule or regulations, or with respect to any benefit or plan, except as the Buyer may directly contract for with such person following Closing.

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2.8. Litigation or Proceedings. The Sellers are not engaged in, or a party to, or threatened with, and the Acquired Assets are not subject to, any claim or legal action or other proceeding before any court, any arbitrator of any kind or any administrative agency, or any governmental investigation. There are no judgments, orders or decrees outstanding against Sellers.

2.9. Legal Compliance. The Sellers are currently conducting, and have at all times conducted its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government or governmental entity. The Sellers have not received any notice or communication alleging noncompliance with any applicable law, rule or regulation.

2.10. Customers and Suppliers. No customer or supplier of a Seller has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, nor is Seller aware of any basis for a dispute with any customer or supplier. There are no unfilled customer orders or commitments obligating any Seller to process, manufacture or deliver products that are part of the Acquired Assets.

2.11. Taxes. The Sellers have prepared in good faith and duly and timely filed all material federal, state, local or foreign tax and other returns and reports which were required to be filed, in respect of all excise, sales, use, payroll, income, property (real and personal), and other taxes, levies, imports, duties, license and registration fees, charges or withholdings of any nature whatsoever and any penalties or interest associated therewith (collectively “Taxes”). The Sellers have paid all Taxes shown on such tax returns and there are no claims pending or threatened in writing against the Sellers for past due Taxes.

2.12. Insurance. The Sellers’ insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Sellers and is adequate to cover any claims arising from the Sellers’ conduct prior to the Closing. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, and Seller is otherwise in compliance in all material respects with the terms of such policies. The Sellers have no knowledge of any threatened termination of, or premium increase with respect to, any such policy.

2.13. Brokers and Finders. The Sellers have not employed any broker, agent or finder or incurred any liability on behalf of the Sellers for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated hereby.

2.14. Disclosure. No representation or warranty by a Seller, including without limitation those contained in this Agreement or any other document, certificate or other instrument delivered or to be delivered by or on behalf of a Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Sellers have disclosed to Buyer all material information relating to the business of Seller, the Acquired Assets and the transactions contemplated by this Agreement.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

The Buyer represents and warrants to the Sellers that:

3.1. Organization, Qualification and Corporate Power. The Buyer is a limited liability company duly organized, validly existing and in corporate and tax good standing under the laws of the State of Texas. The Buyer is in the process of becoming qualified to conduct business in each State where it operates and is required to do so. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2. Authority. The Buyer has the full right, power, capacity and authority to execute, deliver and perform this Agreement and the other agreements, documents and certificates executed and delivered by the Buyer pursuant to this Agreement (together with the Agreement, the “Buyer Documents”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Buyer Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Buyer. This Agreement and the other Buyer Documents constitute the valid and binding obligations of the Buyer, enforceable against it in accordance with the terms hereof and thereof.

3.3. Noncontravention. Neither the execution and delivery by the Buyer of this Agreement or the other Buyer Documents, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of the Buyer, (b) require on the part of the Buyer any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or its properties or assets.

3.4. Brokers and Finders. The Buyer has not employed any broker, agent or finder or incurred any liability on behalf of the Buyer for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated hereby.

ARTICLE IV

COVENANTS

4.1. Public Disclosure. The Parent shall be permitted by the Sellers to disclose transaction documents and details at the Parent’s discretion in order to comply with various securities and other regulatory laws and regulations. The Parent shall be permitted to issue a public press release at the Parent’s discretion to disclose the details of the transaction and potential forward looking statements to its shareholders and the general public for consumption.

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4.2. Cooperation in Litigation. From and after the Closing Date, each Party shall fully cooperate with the others in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the business of the Sellers or the Buyer prior to or after the Closing Date (other than litigation among the Parties and/or their affiliates arising out the transactions contemplated by this Agreement). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents, for their time spent in such cooperation.

4.3. Confidentiality and Non-use. From and after the Closing, the Sellers shall not disclose or make use of, and shall use their best efforts to cause all of their affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets, the Sellers’ business or the Buyer or its business (including the financial information, technical information or scientific information or data), as well as filings and testimony (if any) presented in the course of any dispute, claim, litigation or arbitration, except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Sellers or an affiliate of the Sellers. The Sellers shall enforce, for the benefit of the Buyer if requested, all confidentiality, invention assignments and similar agreements between a Seller and any other party relating to the Acquired Assets or the business of the Sellers.

ARTICLE V

INDEMNIFICATION

5.1. Indemnification by the Sellers. Sellers shall, jointly and severally, indemnify the Buyer and any officer, director, employee or affiliate thereof (“Buyer Persons”), on an after-tax basis in respect of, and hold the Buyer and the Buyer Persons harmless against, any and all debts, obligations, claims and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (“Damages”) incurred or suffered by the Buyer or the Buyer Persons resulting from or relating to:

(a) the inaccuracy of any representation or warranty made by a Seller in or pursuant to this Agreement or the other Seller Documents; and

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(b) any failure by the Sellers to perform any obligation or comply with any covenant or agreement contained in this Agreement or in any document or certificate delivered pursuant to this Agreement or the other Seller Documents.

5.2. Indemnification by the Buyer. Except as hereinafter set forth, the Buyer shall indemnify the Sellers on an after-tax basis in respect of, and hold the Buyer harmless against, any and all debts, obligations, claims and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (“Damages”) incurred or suffered by the Sellers or any officer, director, employee or affiliate thereof resulting from or relating to:

(a) the inaccuracy of any representation or warranty made by the Buyer in or pursuant to this Agreement or the other Buyer Documents; and

(b) any failure by the Buyer to perform any obligation or comply with any covenant or agreement contained in this Agreement or in any document or certificate delivered pursuant to this Agreement or the other the Buyer Documents.

5.3. Third Party Claims. The indemnified Party shall give the indemnifying Party notice of any claim, action or proceeding by a third party which is reasonably likely to result in a claim for indemnification under this Article V. The indemnifying Party shall have the right, at its election and by written notice to the indemnified Party within thirty (30) days after the indemnifying Party receives notice of a claim, to defend, contest, protest, settle and otherwise control the resolution of any such claim, action or proceeding but shall keep the indemnified Party apprised of material developments; provided however, the indemnifying Party shall not settle any such claim, action or proceeding without the prior consent of the indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The indemnified Party shall have the right to participate in any such legal proceeding at its own expense.

5.4. Treatment of Indemnity Payments. Any payment made pursuant to this Article V shall be treated as an adjustment to the Purchase Price paid for the Acquired Assets.

ARTICLE VI

GENERAL

6.1. Survival of Representations. All representations and warranties made by the Buyer or the Sellers in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing for a period of four (4) years from the Closing Date.

6.2. Notice. All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given when actually received or if earlier, one day after deposit with a nationally recognized air courier or express mail, charges prepaid or three days after deposit in the U.S. mail by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Buyer:

White River E&P LLC

___________________

___________________

Attn: ______________

___________________

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If to the Sellers:

Rabb Resources, LTD

_________________

_________________

Attn: ____________

_________________

or to such other address as any Party may designate in writing to the other party, specifying a change of address for the purpose of this Agreement.

6.3. Entire Agreement. This Agreement supersedes any and all oral or written agreements or understandings heretofore made relating to the subject matter hereof, and constitutes the entire agreement of the Parties relating to the subject matter hereof.

6.4. Modification; Waiver. This Agreement may be amended, modified or supplemented only by a writing signed by the Parties against whom enforcement of any modification is sought. The Parties hereto may, by a written signed instrument, extend the time for or waive the performance of any of the obligations of another party hereto or waive compliance by such other party with any of the covenants or conditions contained herein. No delay or omission by a party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

6.5. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

6.6. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

6.7. Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity or any other provision shall not be affected thereby.

6.8. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and facsimile signatures shall be deemed originals.

6.9. Schedules and Exhibits. The Schedules and Exhibits attached hereto and referred to in this Agreement are a part of this Agreement for all purposes.

6.10. Succession and Assignment. This Agreement and the rights and duties hereunder shall be binding upon and inure to the benefit of the successors, permitted assigns, heirs and legal and personal representatives of the Parties hereto.

6.11. Expenses. Each party shall bear its own costs and expenses (including legal and other professional fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

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6.12. Specific Performance. Each Party acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Parties shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

6.13. Litigation Costs; Waiver of Jury Trial. The prevailing party in any litigation under this Agreement shall be entitled to an award of its costs, including reasonable attorneys’ fees and expenses. Each party hereto waives its right to trial of any issue by jury.

6.14. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Texas. Any legal actions relating to this Agreement must be brought in the court of appropriate jurisdiction in the State of Texas, which shall have exclusive jurisdiction, and the Parties hereby waive any claim of lack of jurisdiction or inconvenient forum.

[Signature page follows.]

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Each of the undersigned has caused this asset purchase agreement to be duly executed and delivered as of the date first written above.

SELLER: RABB RESOURCES, LTD

By (signature):	/s/ Claude Rabb
Name: Claude Rabb
Title: President

OWNER: CLAUDE RABB

By (signature):	/s/ Claude Rabb
Name: Claude Rabb
Title: Owner

BUYER: WHITE RIVER E&P LLC

By (signature):	/s/ Randy May
Name: Randy May
Title: Chief Executive Officer

PARENT: ECOARK HOLDINGS, INC.

By (signature):	/s/ Randy May
Name: Randy May
Title: Chairman and Chief Executive Officer

By (signature):	/s/ Brad Hoagland
Name: Brad Hoagland
Title: Principal Financial Officer

Schedules

Schedule 1.1(a) – Physical Assets

Schedule 1.1(b) – Intangible Assets

Schedule 1.1(c) – Customer Lists

Schedule 1.1 (d) – Contracts

Schedule 1.1 (e) - Domain Names and URLs

Schedule 1.1 (f) – Permits and Licenses

Schedule 1.1(i) – Assignment and Bills of Sale for Governmental Recording

Schedule 1.4(a) – Calculation of Purchase Price

Exhibit A – Bill of Sale

Exhibit B – Assignment